January 20, 2014

Dear Judd:

This letter agreement commemorates our agreement regarding your continued employment with Comstock Mining, Inc. (the “Company”) as an employee of the Company. This letter agreement ("Agreement") is effective as of January 1, 2014.

1.Position and Duties. You will serve as the Chief Accounting Officer of the Company, reporting to the President and/or Chief Executive Officer of the Company. You will be assigned duties and responsibilities that, in the reasonable discretion of the Company, are consistent with that position. In this position you will have full involvement, as a senior member of management, in the strategic planning and development of the Company. You agree to devote your full time and best efforts to providing services to the Company, its parents, subsidiaries, affiliates or divisions and to refrain from engaging in any other business activity that would conflict with your duties and service to the Company. Your primary work location will be at 1200 American Flat Road, Virginia City, Nevada and Gold Hill, Nevada, 89440.
2.Compensation and Benefits. During your employment with the Company, subject to your execution of this Agreement, you will receive the following:

•	Your base salary will be paid at the rate of $155,000 annually in accordance with the Company’s then current payroll practices (the “Base Salary”).

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You will participate in all benefit plans and programs that the Company generally provides to employees in comparable positions in accordance with the terms and conditions of such benefit plans and programs as may be modified by the Company from time to time. Your vacation eligibility shall be four (4) weeks of paid vacation each year.

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You will be eligible to participate, upon approval of the Company’s Board of Directors and its Compensation Committee, for an additional grant of 75,000 shares of restricted stock of the Company under the Company’s equity incentive plan to be developed and implemented by the Board of Directors and its Compensation Committee, subject to vesting, [except as otherwise provided in Section 3], so long as you are then employed by the Company, upon the later of (i) the validation through an NI 43-101 of qualified resources (at least measured and indicated) and reserves (probable and proven), in each case including those previously validated, of the Company aggregating 3,250,000 ounces of gold equivalent and (ii) the third month of consecutive mining operations at an annual production rate of 20,000 ounces of gold equivalent; and all of which shall vest (so long as you are then employed by the Company) upon a Change in Control (as defined in the agreement pursuant to which the award is granted). Containing such other terms as the Board of Directors and the Compensation Committee determine are appropriate and set forth in the agreement pursuant to which the restricted stock award is granted.

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You will be eligible for reimbursement, in accordance with the Company’s normal expense reimbursement practices, for all ordinary, necessary and reasonable expenses incurred by you in connection with performance of your duties; provided, that such expenses are incurred and reported in accordance with the Company’s normal expense reimbursement policies and procedures.

•	You will be responsible for all federal, state and local taxes attributable to the compensation and benefits set forth above, except payroll taxes for which employers are generally responsible.

3.Severance Upon Termination. If your employment with the Company terminates for any reason other than your death or disability, resignation by you without Good Reason (as defined below), or termination by the Company for Cause (as defined below), and if you execute (without revocation) a release and separation agreement satisfactory to the Company, substantially in the form attached as Exhibit I, as may be modified to comply with applicable law, within 30 days following such termination of employment (the “Release”), you will be entitled to the following benefits:

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You will receive salary continuance for 26 weeks, payable in accordance with the normal payroll cycle of the Company, commencing with the first payroll following termination of employment, provided, however if you fail to return the Release in a timely manner the salary payments shall cease and the salary previously paid following the termination of your employment must be repaid to the Company.

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You (and your eligible dependents) will have the right to elect to continue your medical insurance benefits in accordance with federal Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”). If you elect this continuation coverage and submit proof of such election to the Company’s head of Human Resources or leading Administrative Professional, for the portion of the COBRA period during which you are entitled to salary continuation, the Company shall continue to pay or reimburse a monthly amount equal to the Company’s portion of the monthly premium cost of your (and your “qualified beneficiaries” within the meaning of Section 4980B(g)(1)(A) of the Internal Revenue Code of 1986) participation in the Company’s group medical and dental plans (“COBRA Premiums”); provided, however, that entitlement to continued medical insurance premium benefits under this section shall cease upon your becoming covered by a plan providing similar or better benefits coverage from a new employer. Your are required to notify the Company immediately if you become eligible for coverage under another medical or dental plan. Notwithstanding the foregoing, if the Company determines that it cannot provide the COBRA benefits set forth in the first sentence of this paragraph without violating applicable law (including, without limitation,

Section 2716 of the Public Health Service Act), then Company will, in lieu thereof, provide to you during the remainder of the COBRA Continuation Period, a taxable monthly payment in an amount equal to the COBRA Premiums. If you fail to return the Release in a timely manner, the premium payments shall cease and the portion of the premium previously paid by the Company following the termination of your employment must be repaid to the Company.

•	You will continue to own (if you have not previously sold) previously vested awards under the equity incentive plan.

If the Company terminates your employment without Cause and if you execute (without revocation) the Release, you will be entitled to vest, on the 30th day following such termination of employment, in a pro rata portion of awards under the equity incentive plan as if the next objective to be achieved for vesting had been achieved (such pro rata portion to be that portion of the overall progress toward achievement of such next objective as measured from the objective then most recently achieved).

If your employment with the Company terminates due to your death, your estate shall be entitled to receive payments equal to 6 months of your annual salary, payable over 26 weeks, in accordance with the normal payroll cycle of the Company, commencing with the first payroll following your death. In addition, your surviving spouse and dependents, if any, shall be entitled to continued participation in medical insurance benefits under the Company’s plan in accordance with COBRA. If your surviving spouse and dependents, as applicable, elect to receive COBRA coverage, the Company will pay toward such continued coverage that amount of the medical insurance premium that it paid immediately prior to your termination for the six-month period following your death.

Other than the severance and death benefits described above, you will not be entitled to any other compensation or benefit not already paid or payable as of the date your employment terminates.
For purposes of this Agreement:

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“Cause” means the occurrence of any of the following events, as reasonably determined by the Company, whose determination shall be final and binding: (i) a material breach by you of your obligations under this Agreement or a failure by you to perform your assigned duties for the Company, which breach or failure you fail to cure within thirty (30) days following your receipt from the Company of written notice of such breach or failure; however, in the event the breach or failure is not susceptible to cure, the Company is not required to provide written notice; (ii) the commission by you of a fraud or theft against the Company or any of its parents, subsidiaries, affiliates and divisions; (iii) your conviction of or pleading no contest to a crime involving fraud or moral turpitude or a business crime; (iv) a serious violation of any Company policy pertaining to ethics or conflict of interest; (v) the possession or use by you of illegal drugs or prohibited substances on Company grounds, the excessive drinking of alcoholic beverages on a recurring basis which impairs your ability to perform your duties under this Agreement, or your appearance during hours of employment on a recurring basis of being under the influence of such drugs, substances or alcohol; or (v) your death or disability that renders you unable to substantially perform your duties for a period aggregating 180 calendar days in any 12 month period.

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“Good Reason” means the occurrence, without your consent, of any of the following events, as reasonably determined in good faith by the Company, whose determination shall be final and binding: (i) a material and significant adverse diminution in your duties and responsibilities that are inconsistent with your position, (ii) the relocation of your primary work location to a location more than sixty (60) miles from your current work location, (iii) a reduction in your Base Salary and benefits or a materially adverse change in your eligibility to participate in the Company’s incentive compensation plans in effect generally for senior managers in comparable positions. Notwithstanding the foregoing, Good Reason will be deemed to exist only in the event (x) you give written notice to the Company’s head of Human Resources or leading Administrative Professional of your claim of Good Reason and the specific grounds for your claim within ninety (90) days following the occurrence of the event upon which your claim rests, (y) the Company fails to cure within thirty days (30) of receiving such notice (“Cure Period”), and (z) you give written notice to the Company’s head of Human Resources or leading Administrative Professional to terminate your employment within ten (10) days following the Cure Period.

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Notwithstanding any provision of this Agreement to the contrary, distribution of any amounts that constitute “deferred compensation” payable to you due to your “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) shall not be made before 6 months after such “separation from service” or your death, if earlier (the “Six Month Limitation”). At the end of such 6 month period, payments that would have been made but for the Six Month Limitation shall be paid in a lump sum, without interest, on the first day of the 7th month following your separation from service and remaining payments or reimbursements, if any, shall commence, or continue, in accordance with the relevant provision of this Agreement. Notwithstanding the Six Month Limitation, in the event that any amounts of “deferred compensation” payable to you due to your “separation from service” constitute “separation pay only upon an involuntary separation from service” within the meaning of such Section 409A (“Separation Pay”), then all or a portion of such Separation Pay, up to 2 times the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which the “separation from service” occurs, whether paid under this Agreement or otherwise, shall be paid to you during the 6 month period following such “separation from service” with the Company.

4.At-Will Employment. You understand that your employment will be “at will,” that no employment contract for a specific term of employment exists between you and the Company and that either you or the Company can terminate your employment at any time with or without reason or notice. You further understand that your at-will employee status cannot be altered except in a writing signed by you and the Chief Executive Officer of the Company.

5.Representations and Warranties. You represent and warrant to the Company that (a) you are a citizen of the United States and (b) neither the execution and delivery of this Agreement nor the performance of your duties to the Company violates or will violate the provisions of any other agreement to which you are a party or by which you are bound.
6.Employee Restrictive Agreement. You have executed on the date hereof and agree to be bound by the accompanying Employee Restrictive Agreement. The provisions of the Employee Restrictive Agreement shall survive the expiration or termination of this Agreement for any reason.
7.Assignment of Inventions.
The Company recognizes that you have developed specific exploration techniques, derived from over 30 years of exploration experience.  You understand that there will be revisions of those techniques that will develop from continued exploration efforts on the Comstock District and any publication of these revisions are the property of the Company as described in greater detail below. With advance written permission from the Company, you may be able to reference such revisions professionally.

You and the Company agree that inventions, copyrights, trade secrets, and other forms of intellectual property that are conceived, developed, or reduced to practice by you during the Employment Period shall be the property of the Company (collectively, “Inventions”).

You further agree that you will, without compensation, promptly make full written disclosure to the Company and hold in trust for the sole right and benefit of the Company, and you will and hereby do assign to the Company, or its designee, all your right, title and interest throughout the world in and to the Inventions.

You further acknowledge that the Inventions which are developed, conceived or reduced to practice by you solely or jointly with others during your employment with the Company (the “Employment Period”) are “works made for hire” (to the greatest extent permitted by applicable law) for which you are, in part, compensated by your base salary; provided, however, that, if any Invention is deemed not to be a work made for hire, you hereby assign all rights in and to such Invention to the Company.

You agree to keep and maintain reasonable and current written records, in an appropriate form, of all Inventions developed, conceived or reduced to practice by you solely or jointly with others during the Employment Period and that the records made during the Employment Period will at all times be available to and remain the sole property of the Company.

You agree to assist the Company, or its designee, at the Company’s expense, in every reasonable way to secure the Company’s sole and exclusive right, title and interest in and to the Inventions and any and all intellectual property, proprietary and other rights arising from the Inventions in any and all countries, including in connection with applying for, obtaining, maintaining and transferring such rights. You further agree that the obligations described in this paragraph shall continue after the termination of this Agreement until the expiration of the last such right to expire in any country.

You hereby waive and irrevocably quitclaim to the Company any and all claims which you now have or that arise during the Employment Period for infringement of any and all rights assigned to the Company.

You further represent and warrant that, to the best of your knowledge and belief at the time this Agreement is executed, that the practice by the Company of any of the Inventions will not violate or infringe upon the intellectual property rights, trademarks or rights of privacy of any person or constitute libel or slander against or violate any other rights, of any person. You will use your best efforts to prevent any such violation or infringement and avoid any such libel or slander.

8.Section 409A of the Code.
(a)    Notwithstanding anything herein to the contrary, this Agreement shall be interpreted and applied so that the payments and benefits set forth herein either shall be exempt from or shall comply with the requirements of Section 409A.

(b)    To the extent that the Company determines that any provision of this Agreement would cause you to incur any additional tax or interest under Section 409A, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Section 409A.  To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company without violating the provisions of Section 409A.

(c)    Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Section 409A upon or following a termination of your employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the termination date for purposes of any such payment or benefits.

(d)    Each payment under this Agreement (including any installment payments) shall be treated as a separate payment for purposes of Section 409A.  In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A. All expenses or other reimbursements paid pursuant to this Agreement or other policy or program of the Company that are taxable income to you shall in no event be paid later than the end of the calendar year next following the calendar year in which you incur such expense or pay such related tax.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred.

(e)    Nothing contained in this Agreement or any other agreement between you and the Company or any policy, plan, program or arrangement of the Company shall constitute any representation or warranty by the Company regarding compliance with Section 409A. The Company has no obligation to take any action to prevent the assessment of any excise tax under Section 409A on any person and none of the Company, its subsidiaries or affiliates or any of their employees or representatives shall have any liability to you with respect thereto. It is understood and agreed that none of the Company, nor any of its affiliates are responsible for any adverse consequences from the application of Section 409A to the pay and benefits provided in this Agreement.

9.Other Terms and Conditions.
(a)Other than as specifically stated above, in the event of termination of your employment for any reason, all obligations of the Company under this Agreement shall cease as of the date of your termination, which date shall not be extended by virtue of payments for unused vacation time or other reasons. Upon termination of your employment, you will be entitled to (i) accrued and unpaid Base Salary and (ii) any benefits to which you may be entitled by law or under the terms and conditions of any of the Company’s benefit plans. The amount of any payment made by the Company to you shall be reduced by any tax or other withholdings, by any obligations you may have to the Company and by any deductions which may be required by law or elected by you in accordance with any of the Company’s benefit plans.
(b)All notices required or permitted to be given pursuant to this Agreement shall be given by written notice, shall be transmitted by personal delivery, registered or certified mail (return receipt requested, postage prepaid), nationally recognized courier service or facsimile, and shall be addressed to the intended recipient at its address set forth herein. A party may designate a new address to which such notices shall thereafter be transmitted by giving written notice to that effect to the other party. Each notice transmitted in the manner described herein shall be deemed to have been (i) delivered to the addressee as indicated by the return receipt (if transmitted by mail), the mailing label (if transmitted by courier service), the affidavit of the messenger (if transmitted by personal delivery) or the answerback or call back receipt (if transmitted by facsimile) or (ii) presented for delivery to the addressee as so indicated during normal business hours, if such delivery shall have been refused for any reason.
(c)THE VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEVADA (WITHOUT GIVING EFFECT TO THE LAWS, RULES OR PRINCIPLES OF THE STATE OF NEVADA REGARDING CONFLICTS OF LAWS). Each party agrees that any proceeding arising out of or relating to this Agreement or the breach or threatened breach hereof shall be commenced and prosecuted in a court in the State of Nevada. Each party consents and submits to the non‑exclusive personal jurisdiction of any court in the State of Nevada in respect of any such proceeding. Each party consents to service of process upon it with respect to any such proceeding by any means by which notices may be transmitted hereunder or by any other means permitted by applicable laws and rules. Each party waives any objection that it may now or hereafter have to the laying of venue of any such proceeding in any court in the State of Nevada and any claim that it may now or hereafter have that any such proceeding in any court in the State of Nevada has been brought in an inconvenient forum.
(d)This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Neither party shall assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party; provided, that the Company may assign or delegate its rights and obligations pursuant to this Agreement to any affiliate of the Company or any successor to the business of the Company without your consent. Any assignment of rights or delegation of duties under this Agreement by a party other than pursuant to the proviso in the preceding sentence without the prior written consent of the other party shall be void.
(e)This Agreement together with the Employee Restrictive Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes all of the previous or contemporaneous contracts, representations, warranties and understandings (whether oral or written) by or between the parties with respect to the subject matter hereof. As used herein, the word “including” shall in all cases be deemed to the followed by the phrase “without limitation” and the word “person” shall include individuals and corporations, societies, companies, partnerships, trusts, unincorporated associations, governments and governmental instrumentalities, and other entities of any kind.
(f)No addition to, or cancellation, extension, modification, waiver or amendment of, this Agreement or any of its terms shall be binding upon a party unless such addition, cancellation, extension, modification, waiver or amendment is set forth in a written instrument which expressly states that it adds to, amends, cancels, extend, waives or modifies this Agreement and which is executed and delivered on behalf of each party. Neither the exercise (from time to time and at any time) by a party, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter, except as expressly provided herein. No waiver of any right, power or remedy of a party shall be deemed to be a waiver of any other right, power or remedy of such party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.
(g)This Agreement may be signed in any number of counterparts, each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument. This Agreement shall become effective at such time as counterparts shall have been executed and delivered by all of the parties, regardless of whether all of the parties have executed the same counterpart. It shall not be necessary when making proof of this Agreement to account for any counterparts other than a sufficient number of counterparts which, when taken together, contain signatures of all of the parties. A facsimile or PDF of an original shall be as effective as delivery of such original.
(h)If any provision hereof shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits to the parties provided by, such provision or (ii) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.
(i)You shall keep the terms of this Agreement confidential and shall not share it with anyone other than your immediate family, counsel and financial adviser. To accept the terms set forth in this letter, please sign and return this Agreement to me. Upon execution by you, this Agreement shall be a duly authorized, mutually binding contract, enforceable according to its terms.
All of us at the Company feel you are capable of continuing to make an outstanding contribution to the Company in this position and that the Company can continue to offer you a challenging and rewarding experience. If you have any questions, please do not hesitate to call me.

Sincerely,

/s/ Corrado De Gasperis
By: Corrado DeGasperis
Title: President and Chief Executive Officer

ACCEPTED AND AGREED:

Judd Merrill
Print Name

/s/ Judd Merrill
Sign Name

January 20, 2014
Date

EMPLOYEE RESTRICTIVE AGREEMENT

You acknowledge that Confidential Information (as defined below) has been developed and will be developed by the Company through investment of substantial time, effort and money, that Confidential Information could be used by you to compete with the Company and that this Agreement is reasonable and fair in light of your access to Confidential Information and the Company’s need to develop, market and sell its products and services.

You further acknowledge that the Company is engaged in the mining business in and around the Restricted Area, as defined in Section 2 below (the “Business”). In addition, you acknowledge that any engagement by you in the Business, directly or indirectly, outside of your employment relationship with the Company will be competitive and that the Company will suffer material harm if you enter a competitive business in violation hereof.

In consideration of, and as a condition to your letter arrangement with, Comstock Mining, Inc. (including its affiliates, the “Company”), you agree as follows:

1.    Confidential Information. You shall, at all times during your employment relationship with the Company and thereafter, (a) hold all Confidential Information in strict confidence, except for the benefit of the Company, (b) not disclose to any person any Confidential Information, not make copies of any Confidential Information and not use any Confidential Information, except for the benefit of the Company, and (c) comply with Company policies relating to business ethics, including confidentiality.
“Confidential Information” means any and all trade secrets and proprietary, confidential or non-public business information (in each case, whether in written, electronic, oral or other form) owned or held by or relating to the Company or any of its mining locations, mining claims, clients, financing sources, investors, portfolio companies, investors or business partners, associates or prospects (collectively, “Contacts”), including identity thereof and contact information therefor, financing and deal flow sources, business and operating methods and practices, pricing and credit data and policies, sales practices, financial condition and performance, revenues, costs, assets, technology, intellectual property, liabilities, rights, obligations, strategies and plans. “Confidential Information” includes any of such information that is obtained from or furnished by or for any of its or their controlling persons, directors, officers, employees, affiliates, representatives, consultants, financial advisors, attorneys, accountants or agents (collectively, “Representatives”).

The Company has received and in the future will receive confidential or proprietary information from and about third parties pursuant to confidentiality agreements, and you agree (a) to comply with such agreements and (b) that, for purposes of this Agreement, such information also constitutes “Confidential Information.”

“Confidential Documents” mean all files, books, records, notes, compilations, analyses, forecasts, studies, reports and other documents (whether in written or electronic form) which contain or reflect any Confidential Information, whether prepared by or for you or others.

If you are required by laws, rules, orders of courts or governmental or regulatory authorities, interrogatories, subpoenas and civil investigative demands to disclose any Confidential Information, you will as promptly as possible (to the extent not prohibited thereby) give written notice to that effect to the Company and furnish only that portion of the Confidential Information which you are legally required to furnish.

2.    Noncompetition and Nonsolicitation.
During your employment relationship with the Company and for a period of 24 months thereafter (the “Restricted Period”), you shall not, directly or indirectly, either individually or for or through any person (other than the Company):

(i) solicit, or attempt to solicit, any Contact (or any person who prior to such termination has been identified as a prospective Contact or any person who was a Contact within 24 months prior to such termination) to become a customer, client, financing source, investor or business partner, associate or prospect of a competitive business;

(ii) solicit or induce, or attempt to solicit or induce, any Representative of the Company to terminate such person’s relationship with the Company;

(iii) divert, or attempt to divert, any person from doing business with the Company;

(iv) induce, or attempt to induce, any person to reduce the business that such person does with the Company; or

(v) in any capacity, own, manage, control, advise, operate, provide services to, consult with, receive compensation or benefits from, be connected or employed by or otherwise associated with any person engaged or proposing to engage in, or otherwise engage in any manner in the mining business in and around the Company’s Comstock Project Area and the perimeter buffer area, as depicted in Exhibit II attached hereto (the “Restricted Area”).

The Company acknowledges that this Section 2 is not intended to restrict you from employment with or providing services to other mining companies that mine outside the Restricted Area, and you acknowledge that should you become so employed, you will not provide services to any such company in respect of their mining practices in the Restricted Area and you will not in any event disclose any Confidential Information.

3.    Return of Property and Disclosure. At the time of termination of your employment relationship with the Company (and in no event later than 15 days following such termination), you will deliver to the Company (and will not keep in your possession, recreate or deliver to anyone else) all Confidential Information and Confidential Documents and all other property belonging to the Company or any of its Contacts, including cars, keys, cell phones, blackberries, laptops, subscriptions and memberships and any other personal property or rights which the Company purchased for you or for which the Company reimbursed you. You will disclose the existence of this Agreement to any prospective employer, partner, client, investor, lender or other person prior to entering into an employment, consulting or other business relationship with them (unless you will be engaging in activities entirely unrelated to the Business).
4.    Relief. Each of your obligations hereunder shall be independent of your other obligations and shall be in addition to any other obligations you may have to the Company. If any provision hereof shall be held to be unenforceable or illegal, in whole or in part, in any jurisdiction, such provision shall be reformed to the minimum extent necessary to cause such provision to be enforceable and legal while preserving the original intent of the parties as expressed in, and the benefits to the parties provided by, this Agreement. If such provision cannot be so reformed, such provision shall be severed and the parties shall negotiate in good faith to modify this Agreement so as to give effect to such original intent in order that such benefits shall be preserved to the greatest extent possible. You acknowledge that money damages for a breach or threatened breach of this Agreement is unlikely to be calculable, that such a breach is likely to cause substantial, continuing and irreparable harm to the Company and that remedies at law are likely to be inadequate to protect the Company. Accordingly, you agree to the granting of injunctive relief in favor of the Company in the event of any such breach or threatened breach, without proof of actual damages and without the requirement of posting bond or other security. Such relief shall not be the exclusive remedy; rather, all rights and remedies at law, in equity or otherwise shall be available to the Company. The Restricted Period shall be tolled during any violation and enforcement of Section 2, if it is ultimately determined that you were in breach thereof.
5.    Miscellaneous.
(a)    All notices required or permitted to be given pursuant to this Agreement shall be given as provided in the Agreement between you and the Company.
(b)    THE VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEVADA (WITHOUT GIVING EFFECT TO THE LAWS, RULES OR PRINCIPLES OF THE STATE OF NEVADA REGARDING CONFLICTS OF LAWS). Each party agrees that any proceeding arising out of or relating to this Agreement or the breach or threatened breach hereof may be commenced and prosecuted in a court in the State of Nevada, consents and submits to the non‑exclusive personal jurisdiction of any court in the State of Nevada in respect of any such proceeding, consents to service of process upon it with respect to any such proceeding by any means by which notices may be transmitted hereunder or by any other means permitted by applicable laws and rules and waives any objection that it may now or hereafter have to the laying of venue of any such proceeding in any court in the State of Nevada and any claim that it may now or hereafter have that any such proceeding in any court in the State of Nevada has been brought in an inconvenient forum.
(c)    This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes all previous or contemporaneous contracts, representations, warranties and understandings (whether oral or written) by or between the parties with respect to the subject matter hereof. As used herein, the word “including” shall in all cases be deemed to be followed by the phrase “without limitation” and the word “person” shall include individuals and corporations, societies, companies, partnerships, trusts, unincorporated associations, governments and governmental instrumentalities, and other entities of any kind.
(d)    No addition to, and no modification or amendment of, this Agreement shall be binding upon a party unless such addition, modification or amendment is set forth in a written instrument which is executed and delivered by each party. No waiver of any provision hereof shall be binding upon a party unless such waiver is expressly set forth in a written instrument which is executed and delivered by such party. This Agreement may be signed in any number of counterparts, each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument. A facsimile or PDF of an original shall be as effective as delivery of such original.
(e)    Nothing herein creates a contract of employment, a contract for services to be rendered or guarantees compensation for any definite period of time.

IN WITNESS WHEREOF, the parties have duly authorized, executed and delivered this Agreement as of January 20, 2014.

COMSTOCK MINING, INC.	EMPLOYEE
By: /s/ Corrado De Gasperis Name: Corrado De Gasperis Title: President and Chief Executive Officer	/s/ Judd Merrill Name: Judd Merrill